January 2011 Pricing Sheet dated January 27, 2011 relating to Preliminary Pricing Supplement No. 649 dated January 24, 2011 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S

Multi-Asset Market Linked Barrier Notes due February 2, 2015

Based on the Performance of a Hybrid Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the S&P 500® Index, the Russell 2000® Index, the Japanese Yen, the Eurozone Euro and the Australian Dollar
PRICING TERMS – JANUARY 27, 2011
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Pricing date:	January 27, 2011
Original issue date:	February 1, 2011 (3 business days after the pricing date)
Maturity date:	February 2, 2015
Aggregate principal amount:	$3,597,600
Interest:	None
Principal protection:	100%
Basket:	Basket component	Initial basket component value	Bloomberg ticker symbol/ Bloomberg page	Weighting
iShares® MSCI Emerging Markets Index Fund		$46.79	Bloomberg ticker symbol “EEM”	30%
S&P 500® Index		1,299.54	Bloomberg ticker symbol “SPX”	25%
Russell 2000® Index		795.43	Bloomberg ticker symbol “RTY”	15%
Japanese Yen (“JPY”) (expressed as units of currency per U.S. dollar)		82.92	Bloomberg page “JPY Crncy QR”	10%
Eurozone Euro (“EUR”) (expressed as U.S. dollars per unit of currency)		1.3734	Bloomberg page “EUR Crncy QR”	10%
Australian Dollar (“AUD”) (expressed as U.S. dollars per unit of currency)		0.9920	Bloomberg page “AUD Crncy QR”	10%
Determination date:	January 28, 2015, subject to postponement up to five business days for non-observation days
Payment at maturity:	$10 plus supplemental redemption amount, if any, per note. In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity.
Supplemental redemption amount:
If, on each day during the observation period, the basket performance is equal to or less than the barrier level:
•     $10 x final basket performance x the participation rate
The supplemental redemption amount will not be less than zero.
If, on any day during the observation period, the basket performance is greater than the barrier level:
•     $0.60 per note (6% of the stated principal amount)

Barrier level:	47.5%
Maximum payment at maturity:	$14.75 per note (147.5% of the stated principal amount)
Final basket performance:	The basket performance on the determination date
Basket performance:	The sum of the basket ETF performance value + the basket index performance value for each of the basket indices + the basket currency performance value for each of the basket currencies.

The performance values for each basket component on any day will measure the weighted appreciation or depreciation for such basket component from the pricing date to such day as described in the accompanying preliminary pricing supplement.

Observation day:	Any trading day that is also an index business day and a currency business day, and on which there is no market disruption event with respect to any of the basket components.
Observation period:	Each observation day beginning on and including the trading day immediately following the pricing date and ending on and including the determination date.
Participation rate:	100%
CUSIP:	61759G273
ISIN:	US61759G2738
Minimum purchase amount:	$1,000 and integral multiples of $10 in excess thereof
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per note	$10	$0.24	$9.76
	Total	$3,597,600	$86,342.40	$3,511,257.60

(1)      For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., Russell Investments, UBS Securities LLC or any of their subsidiaries or affiliates, and none of The McGraw-Hill Companies, Inc., Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 649 dated January 24, 2011
Prospectus Supplement dated December 23, 2008                                      Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.